Exhibit 18
Toys “R” Us, Inc.
One Geoffrey Way
Wayne, New Jersey 07470
Dear Sirs/Madams:
We have audited the consolidated financial statements of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 31, 2009 and February 2, 2008, and for each of the three fiscal years in the period ended January 31, 2009, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 31, 2009, which expresses an unqualified opinion and includes explanatory paragraphs concerning the Company’s change in accounting method for recognizing gift card breakage income, as well as the following changes:
i.	effective February 3, 2008 and February 4, 2007, the Company changed its accounting method for valuing the merchandise inventories for its domestic segment and international wholly-owned subsidiaries, respectively, from the retail inventory method to the last-in, first-out and weighted average cost methods,

ii.	effective February 2, 2008, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R),”

iii.	effective February 4, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109,” and

iv.	effective February 3, 2007, the Company elected application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”
Note 2 to such financial statements contains a description of your adoption during the fourth quarter for the year ended January 31, 2009 of the Company’s change in accounting for recognizing gift card breakage income from a method which deferred recognition of gift card breakage income to three years after the gift card issuance to a method which recognizes gift card breakage income over the period of actual gift card redemptions in proportion to actual redemptions of gift cards.  In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,
/s/ Deloitte & Touche LLP
New York, New York
March 31, 2009